EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the incorporation by reference in the Registration Statement of Peabody Energy Corporation on Form S-8 pertaining to the Peabody Energy Corporation 2004 Long-Term Equity Incentive Plan of our reports dated January 23, 2004 with respect to the consolidated financial statements and schedule of Peabody Energy Corporation included in the Annual Report on Form 10-K of Peabody Energy Corporation for the year ended December 31, 2003.

/s/ Ernst & Young LLP

St. Louis, Missouri
July 26, 2004